                                                 February 22, 2000


Entrust Technologies Inc.
One Preston Park South, Suite 400
4975 Preston Park Boulevard
Plano, Texas  75093

         Re:  Registration Statement on Form S-3
              ----------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (File No. 333-95375) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 9,372,500 shares of Common Stock, $0.01 par value per share (the "Shares"), of Entrust Technologies Inc., a Maryland corporation (the "Company"), of which (i) up to 2,180,625 Shares (including 305,625 Shares issuable upon exercise of an over-allotment option granted by the Company) will be issued and sold by the Company and (ii) up to 7,191,875 Shares (including 916,875 Shares issuable upon exercise of an over-allotment granted by a stockholder of the Company) will be sold by certain stockholders of the Company (the "Selling Stockholders").

     The Shares are to be sold by the Company and the Selling Stockholders pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, the Selling Stockholders and Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and SoundView Technology Group, Inc., as representatives of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1 to the Registration Statement.

     We are acting as counsel for the Company in connection with the sale by the Company and the Selling Stockholders of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     Our opinion below, insofar as it relates to the Selling Stockholders' Shares being fully paid, is based solely on a certificate of the Senior Vice President, Finance and Chief

Entrust Technologies Inc.
February 22, 2000
Page 2


Financial Officer of the Company confirming the Company's receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Underwriting Agreement, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Maryland General Corporation Law and the federal laws of the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized for issuance and, upon (a) the exercise of certain options to purchase shares of Common Stock of the Company pursuant to option grants made by the Company to each of John A. Ryan and Richard D. Spurr and (b) the exchange of certain exchangeable shares of Entrust Technologies Limited, a majority-owned subsidiary of the Company ("ETL"), held by Nortel Networks Corporation pursuant to a Share Redemption Agreement among the Company, ETL and Nortel Networks Corporation, will be validly issued, fully paid and nonassessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                            Very truly yours,

                                            /s/ Hale and Dorr LLP


                                            HALE AND DORR LLP